                                             Filed Pursuant to Rule 424b(3)
Prospectus Supplement                        Registration Nos. 333-59999 and
(to Prospectus Dated August 12, 1998)        333-61291
11,000,000 Shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A Common Stock
($.01 par value)


---------------------
This Prospectus Supplement (the "Supplement") supplements the Prospectus (the "Prospectus") dated August 12, 1998 for up to 11,000,000 shares (the "Shares") of Class A Common Stock, $.01 par value (the "Class A Common Stock") of Adelphia Communications Corporation ("Adelphia" or the "Company") which is part of Registration Statement No. 333-59999 filed with the Securities and Exchange Commission, with respect to 4,090,315 of the Shares offered directly (the "Direct Placement") by Adelphia to Highland Communications, L.L.C., one of the Selling Stockholders (as defined in the Prospectus), concurrently with the 1998 Adelphia Public Offering (as defined in the Prospectus). The Direct Placement Shares have been registered in Registration Statement No. 333-59999, among other reasons, to permit the acquisition thereof by Highland Communications, L.L.C. concurrently with the 1998 Adelphia Public Offering and to permit Highland Communications, L.L.C. to sell all or a portion of the Direct Placement Shares together with other Shares which it owns and to pledge as collateral all or a portion of the Direct Placement Shares together with other Shares which it owns with brokerage or lending institutions for margin loans to finance, among other matters, the acquisition of the Direct Placement Shares. See "Selling Stockholders" and "Plan of Distribution" in the Prospectus.

The following table sets forth the purchase price for the Direct Placement
Shares.

==============================================================================================================================
                                            Price to                       Underwriting Discounts            Proceeds to
                               Highland Communications, L.L.C. (1)            and Commissions                Company (2)
------------------------------------------------------------------------------------------------------------------------------
Per Share                                   $30.56                                  $0.00                         $30.56
------------------------------------------------------------------------------------------------------------------------------
Total                                     $125,000,026                                $0                       $125,000,026
==============================================================================================================================

(1) The price to Highland Communications, L.L.C. was determined by and is equal to the price to the public in the 1998 Adelphia Public Offering less the applicable underwriting discount in the 1998 Adelphia Public Offering.

(2) Before deducting offering expenses payable by the Company of approximately $330,000. See Selling Stockholders in the Prospectus.

On August 11, 1998, the closing sale price of the Class A Common Stock on the NASDAQ National Stock Market was $33 5/8 per share.

HIGHLAND COMMUNICATIONS, L.L.C. SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION   NOR  HAS  THE
 SECURITIES AND  EXCHANGE  COMMISSION  OR ANY STATE SECURITIES  COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY   OF   THIS   PROSPECTUS.  ANY
     REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

           The date of this Prospectus Supplement is August 12, 1998.

                                 LEGAL MATTERS

     The legality of the Class A Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of the firm who are representing Adelphia own an aggregate of 2,300 shares of Adelphia's Class A Common Stock and 1,400 shares of Hyperion's Class A Common Stock.

Prospectus
11,000,000 Shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A Common Stock
($.01 par value)

------------------

This Prospectus offers up to 11,000,000 shares (the "Shares") of Class A Common Stock, $.01 par value (the "Class A Common Stock") of Adelphia Communications Corporation ("Adelphia" or the "Company"). The Shares principally relate to offerings by Adelphia in connection with a January 1994 public offering of Adelphia and in connection with and as described in a prospectus supplement of Adelphia dated July 16, 1998, as supplemented, to Registration Statement No. 333-58749 filed with the Securities and Exchange Commission (the "1998 Adelphia Public Offering"). The Shares have been registered, among other reasons, to permit the acquisition by certain of the Selling Stockholders named herein of a portion of the Shares in connection with the 1998 Adelphia Public Offering and to permit the Selling Stockholders named herein to sell all or a portion of the Shares and to pledge as collateral all or a portion of the Shares with brokerage or lending institutions for margin loans. See "Selling Stockholders."

The Shares may be sold from time to time to or through brokers and dealers and underwriters to be selected by the Selling Stockholders from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Stockholders may pledge all or a portion of the Shares as collateral for margin accounts or in loan transactions, and the Shares may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Stockholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Stockholders under this Prospectus. The Selling Stockholders may also transfer Shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale or pledge as such Selling Stockholders under this Prospectus. See "Plan of Distribution." Finally, the Selling Stockholders and any brokers and dealers through whom sales of the Offered Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Plan of Distribution." Adelphia will not receive any of the proceeds from these sales.

The Class A Common Stock is listed for trading on the NASDAQ National Stock Market. On August 11, 1998, the closing sale price of the Class A Common Stock was $33 5/8 per share.

The rights of holders of Class A Common Stock and Class B Common Stock, $.01 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE   COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION   NOR  HAS  THE
 SECURITIES AND  EXCHANGE  COMMISSION  OR ANY STATE SECURITIES  COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY   OF   THIS   PROSPECTUS.  ANY
     REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

The date of this Prospectus is August 12, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Form 10-K/A (the "Form 10-K/A") dated July 27, 1998 (collectively, the "Form 10-K");
(b) Adelphia's Current Report on Form 8-K for the events dated June 29, 1998 and July 2, 1998; and (c) the descriptions of the Company's Common Stock contained in the registration statements filed under Section 12(g) of the Exchange Act, including any amendments or reports for the purpose of updating such descriptions.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from E. Hartman, Director of Finance, Adelphia Communications Corporation, Main at Water Street, Coudersport, PA 16915, telephone number 814-274-9830.

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  THE COMPANY

     Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is a leader in the telecommunications industry with cable television operations and competitive local exchange telephony operations. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Cable systems owned by the Company (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets.

     The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family"), have substantial ownership interests in the Managed Partnerships.

     The Company, through its 66% owned subsidiary Hyperion Telecommunications, Inc. ("Hyperion"), owns and operates one of the largest facilities based Competitive Local Exchange Carriers ("CLEC") in the United States based on route miles and buildings connected. Hyperion designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities.

     The Company also owns a 50% voting interest and nonvoting Preferred Limited Partnership ("PLP") interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiaries, electric service throughout most of the east and lower west coasts of Florida.

     Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.


Recent Developments

     Information set forth in the foregoing section of the Prospectus is as of the date of this Prospectus. For recent developments regarding the Company as well as other information contained in this Prospectus, reference is made to the future filings by Adelphia under the Exchange Act and to the Prospectus Supplement, if any, accompanying this Prospectus.

                                  RISK FACTORS



In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.

Substantial Leverage

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At March 31, 1998, the Company's total indebtedness aggregated approximately $2,909,745,000, which included approximately $864,258,000 of subsidiary bank, institutional and other debt, $465,213,000 of Hyperion public debt and $1,580,274,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,078,600,000 maturing on or prior to March 31, 2003. The Company has maintained its public long-term debt at the holding company level and at Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements;
(ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at March 31, 1998, Adelphia had approximately $148,062,000 and Hyperion had approximately $207,204,000 of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

Net Losses and Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency)

  The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at March 31, 1998 was approximately ($1,315,865,000). The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119,894,000, $130,642,000 and $192,729,000 for the years ended March 31, 1996, 1997 and 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  For the years ended March 31, 1997 and March 31, 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61,848,000 and $113,941,000, respectively. However, such amounts reflect non-cash charges totaling approximately $165,426,000 and $182,471,000, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company and Hyperion preferred stock dividends. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

Voting Control and Disparate Voting Rights

  As of July 31, 1998, as adjusted for the issuance of Class A Common Stock in connection with the public offering described in a prospectus supplement of Adelphia dated August 12, 1998, to Registration Statement No. 333-58749 filed with the Securities and Exchange Commission (the "1998 Adelphia Public Offering"), the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 11,029,119 shares, or 39.0%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 55.8% of the total number of outstanding shares of both classes of Common Stock and 86.8% of the total voting power of both classes. Assuming conversion of the 8 1/8% Series C Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") held by the Rigas Family, family members would have held on an as adjusted basis as of July 31, 1998 20,463,081 shares, or 54.3%, of Adelphia's Class A Common Stock and would have held 64.3% of the total number of shares and 86.8% of the total voting power of both classes of Common Stock. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement, John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers.

Holding Company Structure; Restrictive Covenants

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the 8 1/8% Senior Notes due 2003 (the "8 1/8% Notes"), the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8%
Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2% Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to Adelphia in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At March 31, 1998, the total amount of long-term debt of such subsidiaries was approximately $1,329,471,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia. There are similar restrictions under other institutional debt of the Company's subsidiaries.

Potential Conflicts of Interest

  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 89.1% of the combined voting power of both classes of Adelphia's outstanding Common Stock (89.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Form 10-K/A.


Competition

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

  In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

  The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the Federal Communications Commission (the "FCC") authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major Inter-Exchange Carriers ("IXCs"), which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

  Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

  See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.


Need for Additional Financing

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.


Regulation in the Telecommunications Industry

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.

No Dividends Paid or to Be Paid

     Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends.

Shares Eligible for Future Sale

     As adjusted for the issuance of Class A Common Stock in connection with the 1998 Adelphia Public Offering, as of July 31 1998, 28,283,843 shares of Class A Common Stock, 10,944,476 shares of Class B Common Stock, each share of which is presently convertible into a share of Class A Common Stock, and 100,000 shares of Convertible Preferred Stock, each share of which is presently convertible into approximately 117.9245 shares of Class A Common Stock, were outstanding. Pro forma for the 1998 Adelphia Public Offering transactions, as of March 31, 1998, the Rigas Family beneficially owned 10,846,544 shares of Class B Common Stock, 11,029,119 shares of Class A Common Stock and 80,000 shares of Convertible Preferred Stock. Pursuant to various registration rights agreements, the Rigas Family has the right, subject to certain limitations, to require Adelphia to register substantially all of these shares including Class A Common Stock issuable upon conversion of the Class B Common Stock and the Convertible Preferred Stock. In addition to the shares of Class A Common Stock which may be offered hereby, Adelphia has filed a registration statement to register 100,000 shares of Convertible Preferred Stock (including the approximately 11,792,452 shares of Class A Common Stock into which they may be converted) beneficially owned by the Rigas Family and Telesat Cablevision, Inc., an affiliate of FPL Group, Inc. and a registration statement for Booth American Company which as of March 24, 1998 owned 3,571,428 shares of Class A Common Stock. Although members of the Rigas Family will agree in connection with the 1998 Adelphia Public Offering that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible or exchangeable or exerciseable for Common Stock or grant any options or warrants to purchase shares of Common Stock without the permission of Smith Barney Inc. for a period of 90 days from the date of the prospectus supplement for the 1998 Adelphia Public Offering, approximately 8,506,000 shares of Class A Common Stock and up to 80,000 shares of Convertible Preferred Stock (including the underlying Class A Common Stock) are being pledged in connection with margin loans by the Rigas Family to pledgees who are not subject to any restriction on their sale of any shares of Class A Common Stock acquired upon a foreclosure or upon conversion of Convertible Preferred Stock acquired upon a foreclosure. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock including sale by any pledgees of such shares could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.

Impact of the Year 2000 Issues


     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has recently completed the planning stage of a project that addresses the year 2000 data processing issues relating to modifications of its mainframe computer applications. Internal and external resources are being used to make the required modifications and perform the necessary tests, all of which is expected to be completed by June 1999. In addition, the Company has begun communicating with others with whom it does significant business to determine their year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party year 2000 issues. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted into systems compatible with the Company systems or that the Company will prevent the year 2000 issues from having a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues" in the Form 10-K.

Dilution

     Persons purchasing Class A Common Stock will incur immediate and substantial net tangible book value dilution. See "Dilution."

Potential Volatility of Stock Price

     The market price of the shares of Class A Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or services or new contracts by the Company or its competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors beyond the Company's control. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Class A Common Stock.

Forward Looking Statements

     The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) which statements can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

     Certain information included or incorporated by reference in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.


                                    DILUTION

     The net tangible book value of the Company's Common Stock as of March 31, 1998 was a deficit of approximately $(2,010,969,000) or $(64.90) per share. Net tangible book value per share represents the amount of the Company's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by 30,988,004 shares of Common Stock outstanding. Purchasers of Class A Common Stock from the Company will have an immediate dilution of net tangible book value which due to the Company's having a net tangible book value deficit, will exceed the purchase price per share. For example in the 1998 Adelphia Public Offering, with the purchase price of $32.00 per share, the net tangible book value dilution per share was $76.95. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in an offering from the Company and the pro forma net tangible book value per share of the Common Stock immediately after completion of such offering.

                              SELLING STOCKHOLDERS

     The Selling Stockholders include Syracuse Hilton Head Holdings, L.P. ("SHHH") and Highland Communications, L.L.C., a wholly owned subsidiary of Highland Holdings ("Highland"), and their transferees, pledgees such as banks, brokers, financial institutions or other lenders (which may include Salomon Smith Barney Holdings, Inc. or Salomon Smith Barney, Inc. or their affiliates), donees or successors. The Shares principally relate to offerings by Adelphia in connection with a January 1994 public offering of Adelphia and in connection with the 1998 Adelphia Public Offering. The Shares have been registered, among other reasons, to permit Highland Communications, L.L.C. to purchase approximately $125 million of Shares from Adelphia at a price equal to the public offering price less the underwriting discount in the 1998 Adelphia Public Offering and to permit the Selling Stockholders named herein to sell all or a portion of the Shares and to pledge as collateral all or a portion of the Shares with brokerage or lending institutions for margin loans, which margin loans may be used among other matters to finance Highland

Communications, L.L.C. purchase of approximately $125 million of Class A Common Stock in connection with the 1998 Adelphia Public Offering. Additional information regarding any pledge of the Shares may be set forth in a prospectus supplement to this Prospectus. The following table sets forth, based on information available to the Company, as of July 31, 1998 adjusted for the 1998 Adelphia Public Offering and related transactions, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by SHHH and Highland and its subsidiaries and members of the Rigas Family who may be deemed to have an interest in the Shares, based on 28,283,843 shares of Class A Common Stock and 10,944,476 shares of Class B Common Stock outstanding on a pro forma basis, respectively, as of such date, and after giving effect to the sale of the Shares of Class A Common Stock offered hereby by the Selling Stockholders. The business address of SHHH, Highland, Highland Communications, L.L.C., Highland Preferred Communications, L.L.C. and the Rigas Family is Main at Water Street, Coudersport, Pennsylvania 16915.



                                       Shares of      Percent of     Shares of    Percent of      Shares of
                                        Class A        Class A        Class B       Class B        Class A
                                        Common         Common         Common       Common          Common
Name                                     Stock          Stock          Stock         Stock      Stock Offered
-----                                 ------------  --------------  ------------  -----------  ----------------
Syracuse Hilton Head Holdings,
    L.P.............................  2,398,151(a)         8.8%            --          --          2,398,151(a)
Highland Communications,
    L.L.C. .........................  8,056,268(b)        30.1%(b)         --          --          8,056,268(b)
Highland Preferred
    Communications, L.L.C. .........  9,433,962(b)        25.0%            --          --              --
Highland Holdings...................     (b)               (b)             --          --              (b)
John J. Rigas.......................     (c)               (d)          5,883,004(e)   53.8%           (c)
Michael J. Rigas....................     (c)               (d)          1,915,970(e)   17.5%           (c)
Timothy J. Rigas....................     (c)               (d)          1,915,970(e)   17.5%           (c)
James P. Rigas......................     (c)               (d)          1,151,634(e)   10.5%           (c)
Ellen K. Rigas......................     (f)               (g)          371,762(e)      3.4%           (f)

                                         Shares of          Percent of
                                          Class A            Class A
                                           Common             Common
                                       Stock After        Stock After
Name                                      Offering           Offering
-----                                     --------           --------
Syracuse Hilton Head Holdings,             --                  --
    L.P.............................
Highland Communications,
    LLC.............................       --                  --
Highland Preferred
    Communications, L.L.C. .........  9,433,962(b)            25.0%
Highland Holdings...................       (b)                 (b)
John J. Rigas.......................       (c)                 (d)
Michael J. Rigas....................       (c)                 (d)
Timothy J. Rigas....................       (c)                 (d)
James P. Rigas......................       (c)                 (d)
Ellen K. Rigas......................       (f)                 (g)

(a) SHHH, Doris Holdings, L.P. ("Doris"), the general partner of SHHH, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by SHHH. In addition, through irrevocable proxies, each of the above-named individuals shares with SHHH the power to vote or direct the vote of such number of shares of Class A Common Stock held as is specified in note
    (c) below.

(b) Highland, as beneficially owned, is a general partnership, the general partners of which include John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas, each of whom together with Highland may be deemed to share voting and investment power with respect to the shares held by Highland's wholly owned subsidiaries, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C. The amount shown includes, and the percentage shown reflects, 9,433,962 shares of Class A Common Stock into which 80,000 shares of the Company's Series C Cumulative Convertible Preferred Stock held by Highland Preferred Communications, L.L.C. is convertible. A prospectus has also been filed as part of this registration statement to permit Highland Preferred Communications, L.L.C. and its transferres, pledgees, donees and successors to sell from time to time all or a portion of the shares of Convertible Preferred Stock, including the shares of Class A Common Stock which may be acquired upon the coversion thereof, owned by it and to pledge as collateral all or a portion of such shares with brokerage or lending institutions for margin loans. The amount shown has been adjusted (and the percentages of Class A Common Stock beneficially owned, accordingly, adjusted) for the issuance of Shares to Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering. In addition to the foregoing, Bucktail Broadcasting Corporation, another subsidiary of Highland, holds 50,000 shares of Class A Common Stock offered hereby.

(c) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 431,800 shares - 1,700 shares directly and 360,100 shares through SHHH; Michael J. Rigas, 193,500 shares - 200 shares directly and 193,300 shares through SHHH; Timothy J. Rigas, 193,500 shares - 200 shares directly and 193,300 shares through SHHH; James P. Rigas, 193,300 shares indirectly through SHHH. John
    J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through SHHH. Each of John J. Rigas, Michael J. Rigas, Timothy
    J. Rigas and James P. Rigas also share voting and dispositive power with respect to 13,899,915 shares (17,990,230 shares after giving effect to the purchase by Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering) of Class A Common Stock deemed to be beneficially owned by Highland Holdings, and 1,458,151 shares of Class A Common Stock held by SHHH. See notes (a) and (b) above.

(d) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock, currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in notes (a), (b) or (c) above and without giving effect to the 1998 Adelphia Public Offering and the purchase of shares by Highland Communications, L.L.C. in connection therewith, as of July 31, 1998, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, would be 62.9%, 58.0%, 58.0% and 57.0%, respectively, prior to the sale of Shares offered hereby. Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 67.5%. In addition, as adjusted for the 1998 Adelphia Public Offering and related transactions, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas would be 60.4%, 56.3%, 56.3% and 55.4%, respectively, prior to the sale of Shares offered by the Selling Stockholders hereby, and 35.4%, 28.8%, 28.8% and 27.4%, respectively, after the sale of the Shares offered by the Selling Stockholders hereby.

(e) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic. The named Rigas individuals have shared voting and investment power with respect to these shares.

(f) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 13,899,915 shares (17,990,230 shares after giving effect to the purchase by Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering) of Class A Common Stock held by Highland prior to the sale of the Shares offered by the Selling Stockholders hereby. See note (b) above. Ellen
    K. Rigas is the daughter of John J. Rigas.

(g) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock, and the conversion into Class A Common Stock of Series C Cumulative Convertible Preferred Stock held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (b) above and prior to the purchase of Class A Common Stock by Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 47.7% prior to the sale of these Shares offered hereby by the Selling Stockholders and 33.2% after giving effect to the sale of the Shares offered hereby by the Selling Stockholders. In addition, pro forma for the 1998 Adelphia Public Offering and related transactions, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 48.2% prior to the sale of these Shares offered by the Selling Stockholders and 19.6% after giving effect to the sale of the Shares offered by the Selling Stockholders.

  As set forth in the foregoing notes, the Rigas Family may be deemed to have beneficial ownership over the Shares held by SHHH, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C. John J. Rigas has been Chief Executive Officer and Chairman of the Board of Directors of Adelphia for more than the past three years. Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom is a son of John J. Rigas, have each been an executive officer and director of Adelphia for more than the past three years.

  Each Selling Stockholder will receive any proceeds from the sale of Shares offered hereby by the respective Selling Stockholder (including any proceeds received by a pledgee from the sale of any pledged Shares offered hereby in excess of the relevant loan amount). Any pledged Shares will only become available for sale by a pledgee upon an event of default under the relevant loan agreement. Adelphia will advance or contribute the net proceeds from the sale of Shares offered hereby to Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering (estimated to be approximately $125 million) to certain of Adelphia's subsidiaries which will apply such funds to repay revolving credit facilities (which as of March 31, 1998 had an average effective interest rate of approximately 6.44%) that the respective subsidiaries will be able to reborrow, subject to compliance with the terms and maturity of such facilities.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are incorporated herein by reference.


  Adelphia's authorized capital stock consists of 200,000,000 shares of Class A Common Stock, par value $.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

  Dividends.   Holders of Class A Common Stock and Class B Common Stock are
entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Common Stock as to dividends. No dividend may be declared or paid in cash or property on either class of Common Stock, however, unless simultaneously a dividend is paid on the other class of Common Stock as follows. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B Common Stock. In the event of a property dividend, holders of each class of Common Stock are entitled to receive the same value per share of Common Stock outstanding. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in Class A Common Stock) as the holders of Class B Common Stock receive (payable in Class B Common Stock). Adelphia is limited in its ability to pay cash dividends on Common Stock under its outstanding long-term loan agreements. See Note 4 to the Adelphia Communications Corporation consolidated financial statements in the Form 10-K.

  Voting Rights.   Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B Stock have sufficient voting power to elect the remaining six members of the seven-member Board of Directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of Common Stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the Common Stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of the Class B are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

  Other Provisions.   Each share of Class B Common Stock is convertible at the
option of its holder into one share of Class A Common Stock at any time. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

  The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's Board of Directors may authorize without further action by Adelphia's stockholders, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;
(v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of Preferred Stock - 8 1/8% Series C Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock") and 13% Cumulative Exchangeable Preferred Stock, par value $.01 per share ("Exchangeable Preferred Stock"), Series B. In connection with the foregoing designations, the maximum number of shares authorized of Convertible Preferred Stock and Exchangeable Preferred Stock is 100,000 shares and 1,500,000 shares, respectively.

  Convertible Preferred Stock.   The Convertible Preferred Stock accrues
cumulative dividends at the rate of 8 1/8% per annum, or $81 1/4 per share of the Convertible Preferred Stock per annum. The Convertible Preferred Stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Convertible Preferred Stock are entitled to receive the liquidation preference for the Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia. The Convertible Preferred Stock ranks pari passu with the Exchangeable Preferred Stock and ranks senior to the Common Stock of the Company with respect to dividends and liquidation.

  Each share of Convertible Preferred Stock is convertible based upon its stated liquidation preference into shares of the Class A Common Stock of the Company at any time at the election of the holder thereof at a conversion price of $8.48 per share of Adelphia Class A Common Stock (or approximately 117.9245 shares of the Class A Common Stock per share of Convertible Preferred Stock). The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A Common Stock or subdivides, combines or reclassifies the shares of Class A Common Stock or distributes rights to purchase Common Stock or makes certain other distributions to holders of Common Stock. The Convertible Preferred Stock is not be entitled to vote in the election of directors of the Company or upon any other matter (except as provided by law), unless a Voting Rights Triggering Event with respect to the Convertible Preferred Stock occurs, in which case the Board of Directors will be expanded by two seats, which shall then be elected by the holders of the Convertible Preferred Stock. The Convertible Preferred Stock is not subject to mandatory redemption.

  The Convertible Preferred Stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the Convertible Preferred Stock plus accrued dividends in the years 2000, 2001, and 2002 and thereafter, respectively.

  Cumulative Exchangeable Preferred Stock. The shares of Exchangeable Preferred Stock are redeemable at the option of the Company, on or after July 15, 2002. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable Preferred Stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually, commencing on January 15, 1998.

  The rights of holders of shares of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of Preferred Stock that may be designated and issued in the future.

Transfer Agent

  The Transfer Agent and Registrar for the Class A Common Stock and the Exchangeable Preferred Stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The Shares owned by a Selling Stockholder may be sold by a Selling Stockholder from time to time, in one or more transactions at fixed prices, at prevailing market prices or at prices related thereto at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder. The purchase price offered by Adelphia to the Selling Stockholders in connection with the January 1994 public offering was and the purchase price for the Shares offered hereby to Highland Communications, L.L.C. in connection with the 1998 Adelphia Public Offering is equal to the respective price to the public in such offerings less the applicable underwriting discount. Each Selling Stockholder may pledge all or a portion of the Shares owned as collateral in loan transactions pursuant to loan agreements or margin agreements with one or more pledgees. Any such loan or margin agreements may have various provisions, including a maintenance of collateral value covenant which, in the event that the value of the pledged Shares were to decline below an agreed upon percentage of the loans made to such Selling Stockholder, obligates such Selling Stockholder to pledge cash or other additional collateral of a type acceptable by the pledgee which has made the loans in an amount that results in the aggregate value of the pledged Shares and other collateral exceeding an agreed upon percentage of the loans. Upon default by any such Selling Stockholder who has entered into one or more loan or pledge agreements, including without limitation any failure of such Selling Stockholder to provide satisfactory additional collateral, the pledgee under the loan or margin agreement would have the right to sell the pledged Shares and apply the proceeds to the repayment of the loans. Any such pledgee exercising its right to sell Shares pledged to it by a Selling Stockholder will have the same rights as such Selling Stockholder to offer and sell such Shares under this Prospectus. The sale of the Shares may be effected (i) in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service (including the NASDAQ National Market) on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in private or negotiated transactions otherwise than on such exchanges or in the over-the-counter market, (iv) through the writing of options or (v) in combinations of such methods. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase Shares as principals for their own accounts and resell such Shares pursuant to this Prospectus. Underwriters, brokers and dealers may receive commissions or discounts from such Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, any such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Stockholders, the aggregate amount and type of Shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

     All expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders, including any pledgees, and any underwriters, brokers or dealers participating in any distribution of the Shares may be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, or may be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, or will be entitled to contribution in connection therewith.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements and the related financial statement schedules of Olympus and its subsidiaries as of

December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  No dealer, salesman or any other person has                     11,000,000 Shares
  been authorized to give any information or to                Class A Common Stock
  make any representations other than those                       ($.01 par value)
  contained in this Prospectus in connection
  with the offer made by this Prospectus and, if
  given or made, such information or
  representations must not be relied upon as
  having been authorized.  Neither the delivery
  of this Prospectus nor any sale made hereunder
  shall under any circumstances create any
  implication that there has been no change in
  the affairs of Adelphia since the date hereof.
  This Prospectus does not constitute an offer
  or solicitation by anyone in any jurisdiction
  in which such offer or solicitation is not
  authorized or in which the person making such
  offer or solicitation is not qualified to do
  so or to anyone to whom it is unlawful to make
  such offer or solicitation.

           --------------------
                                                                           ADELPHIA COMMUNICATIONS
                                                                                 CORPORATION
             Table of Contents
                                                Page
                                                -----
Available Information...........................  2
Incorporation of Certain Documents by
   Reference....................................  2
The Company.....................................  3
Risk Factors....................................  4
Dilution........................................  9
Selling Stockholders............................  9
Description of Capital Stock....................  12
Plan of Distribution............................  13
Experts.........................................  14


                                                                       Prospectus


                                                                       Dated August 12, 1998